Exhibit (a)(ii) under Form N-1A
                                           Exhibit 3(i) under Item 601/ Reg. S-K

                                Amendment No. 1
                                       To
                              THE RIVERFRONT FUNDS
                              DECLARATION OF TRUST
                             Dated October 11, 1996

     The Riverfront Funds Declaration of Trust is hereby amended by deleting in its entirety the first sentence of Section 4.2 of Article IV of the Declaration of Trust, and substituting in its place the following:

     "Without limiting the authority of the Trustees set forth in Section 4.1 to establish and designate any further Series or Sub-Series or to classify all or any part of the issued Shares of any Series to make them part of an existing or newly created Sub-Series or to amend the rights and preferences of new or existing Series or Sub-Series, including the following Series, all without Shareholder approval, there are hereby established and designated (i) initial Series of Shares designated Series A, which shall represent interests in The Riverfront U.S. Government Securities Money Market Fund, Series B, which shall represent interests in The Riverfront U.S. Government Income Fund, Series C, which shall represent interests in The Riverfront Select Value Fund, Series D, which shall represent interests in The Riverfront Ohio Tax-Free Bond Fund, Series E, which shall represents interests in The Riverfront Balanced Fund, Series F, which shall represent interests in The Riverfront Small Company Select Fund, and Series G, which shall represent interests in The Riverfront Large Company Select Fund, (ii) two classes or Sub-Series of Shares for each current and future Series of the Trust, other than Series A, The Riverfront U.S. Government Securities Money Market Fund, other than, Series A, The Riverfront U.S. Government Securities Money Market Fund (the "Money Market Fund"), which classes or Sub-Series shall be known as Investor A Shares and Investor B Shares."

     The undersigned hereby certifies that the foregoing amendment is a true and correct amendment to the Declaration of Trust, as approved by the Board of Trustees at a meeting on the 18th day of August, 2000, and is made effective by certain shareholder action taken at a shareholder meeting on the 8th day of December, 2000.

     WITNESS the due execution hereof this 8th day of December, 2000.



                                    /s/ Timothy S. Johnson
                                    ------------------------------
                                    Timothy S. Johnson, Secretary